Earnings Release

CONTACT:	First Potomac Realty Trust
Randy L. Haugh	7600 Wisconsin Avenue
Director, Finance	11th Floor
(301) 986-9200	Bethesda, MD 20814
rhaugh@first-potomac.com	www.first-potomac.com

FIRST POTOMAC REALTY TRUST REPORTS
FOURTH QUARTER AND FULL-YEAR 2014 RESULTS

Consolidated Portfolio Over 91% Leased As A Result Of Twelfth
Consecutive Quarter Of Positive Net Absorption

BETHESDA, MD. (February 19, 2015) - First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and twelve months ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Reported Core Funds From Operations of $16.4 million, or $0.27 per diluted share.

•	Executed 252,000 square feet of leases, including 139,000 square feet of new leases.

•	Increased leased percentage in consolidated portfolio to 91.3% from 88.1% at December 31, 2013.

•	Sold Owings Mills Business Park, a four-building, 180,500 square foot business park, for net proceeds of $12.4 million, bringing aggregate net proceeds from dispositions for the year to $97.7 million.

•	Same-property net operating income increased by 6.4% on an accrual basis and 6.8% on a cash basis compared with the same period in 2013.

Full-Year 2014 Highlights

•	Reported Core Funds From Operations of $59.7 million, or $0.98 per diluted share.

•	Acquired three office buildings, which totaled 401,000 square feet, for an aggregate purchase price of $188.0 million.

•	Executed 1.6 million square feet of leases, including 838,000 square feet of new leases.

•	Same property net operating income increased 2.8% on an accrual basis and 2.7% on a cash basis compared with the same period in 2013.

•	Signed an 82,000 square foot lease with the GSA at Atlantic Corporate Park, a 220,000 square foot office property, bringing the property to 81.3% leased.

•	Signed a 167,000 square foot lease with the GSA at a to-be constructed building in Northern Virginia on vacant land that we have in our portfolio.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated, “Over the course of 2014 we crossed several key milestones with respect to the strategic and capital plan we presented in January 2013. In the last two years, we have sold, or have under contract, over $400 million of non-core flex and industrial assets, utilizing almost $200 million of those proceeds to acquire core office assets with the remainder going to improve our balance sheet. As a result, our capital recycling initiatives are nearing completion. Despite the difficult operating environment in the DC Metro area, our portfolio is now over 91%

Earnings Release - Continued

leased, with 12 consecutive quarters of positive net absorption and with strong occupancy growth driving improvements in same-property net operating income. Most importantly, I have been able to assemble a highly motivated executive team with the passion and the skill to drive future performance. I am pleased with what we have been able to accomplish in the face of weak office demand in our region, and look forward to demonstrating how our portfolio and people can deliver results in what will be a recovering Washington market."

Funds From Operations (“FFO”) and Core FFO increased for the three months ended December 31, 2014 compared with the same period in 2013 due to an increase in same property net operating income, as well as an increase in overall net operating income as the result of acquisitions made during the year. FFO and Core FFO increased for the twelve months ended December 31, 2014 compared with the same period in 2013 due to an increase in same-property net operating income and a reduction in interest expense, as we decreased our outstanding debt by over $120 million and decreased the weighted average interest rate on our outstanding debt by over 90 basis points since January 1, 2013. The increase in FFO and Core FFO for the twelve months ended December 31, 2014 compared with the same period in 2013 was partially offset by a reduction in net operating income, primarily as a result of selling our industrial portfolio in June 2013, as well as the disposition of other non-core industrial and business park assets since the announcement of our strategic and capital plan in January 2013. While Core FFO increased for the twelve months ended December 31, 2014 compared with the same period in 2013, Core FFO per diluted share decreased over the same period due to a higher diluted share count as we issued 7.5 million common shares in May 2013.

A reconciliation between Core FFO and FFO available to common shareholders for the three and twelve months ended December 31, 2014 and 2013 is presented below (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014		2013		2014		2013
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$ 16,424	$ 0.27	$ 13,950	$ 0.23	$ 59,682	$ 0.98	$ 59,207	$ 1.03
Loss on debt extinguishment	—	—	(1,485)	(0.02)	—	—	(6,224)	(0.11)
Deferred abatement and straight- line amortization(1)	—	—	—	—	(1,045)	(0.02)	1,567	0.03
Acquisition costs	(14)	—	(429)	(0.01)	(2,681)	(0.04)	(602)	(0.01)
Personnel separation costs	—	—	—	—	—	—	(1,777)	(0.03)
Contingent consideration related to acquisition of property(2)	—	—	287	—	—	—	213	—
Legal costs associated with informal SEC inquiry	—	—	—	—	—	—	(391)	(0.01)
FFO available to common shareholders	$ 16,410	$ 0.27	$ 12,323	$ 0.20	$ 55,956	$ 0.92	$ 51,993	$ 0.90
Net income (loss)	$ 103		$ (3,741)		$ 17,043		$ 10,981
Net (loss) income attributable to common shareholders per diluted common share(3)	$ (0.05)		$ (0.11)		$ 0.07		$ (0.03)

(1)
As a result of the sale of Girard Business Center and Gateway Center in January 2014, we accelerated the amortization of straight-line rents and deferred abatement related to those properties. During the first quarter of 2013, we accelerated the amortization of the straight-line balance and the deferred abatement for Engineering Solutions at I-66 Commerce Center, which terminated its lease prior to completion. The tenant vacated the property at the end of March 2013. The property was sold in May 2013.

Earnings Release - Continued

(2)
Reflects an increase in our contingent consideration liability related to our acquisition of Corporate Campus at Ashburn Center in 2009. We paid $1.7 million to the seller of the property in the third quarter of 2013 to fulfill our obligation. The property was subsequently sold in June 2014 for a gain of $21.2 million.

(3)	Reflects amounts attributable to noncontrolling interests and the impact of dividends on our preferred shares to arrive at net (loss) income attributable to common shareholders.

A reconciliation of net income (loss) to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Operating Performance

At December 31, 2014, our consolidated portfolio consisted of 131 buildings totaling 8.8 million square feet. Our consolidated portfolio was 91.3% leased and 87.9% occupied at December 31, 2014, compared with 90.6% leased and 87.0% occupied at September 30, 2014 and 88.1% leased and 85.8% occupied at December 31, 2013. Year over year, our consolidated portfolio experienced a 320 basis-point increase in our leased percentage and a 210 basis-point increase in our occupied percentage.

During the fourth quarter of 2014, we executed 252,000 square feet of leases, which consisted of 139,000 square feet of new leases and 113,000 square feet of renewal leases, and we achieved a tenant retention rate of 70%. We had positive net absorption of 92,000 square feet in the fourth quarter of 2014, which resulted in our twelfth consecutive quarter of positive net absorption. New leases executed during the fourth quarter included a 13-year lease for 33,000 square feet, at Hillside II, located in the Maryland region. The majority of the newly leased space at Hillside II had been vacant for over two years. For the twelve months ended December 31, 2014, we executed over 1.6 million square feet of leases, which included 838,000 square feet of new leases, and achieved a tenant retention rate of 69%.

Same-Property Net Operating Income (“Same-Property NOI”) increased 6.4% and 2.8% on an accrual basis for the three and twelve months ended December 31, 2014, respectively, compared with the same periods in 2013. For both the three and twelve months ended December 31, 2014, the increase in Same-Property NOI was primarily due to increases in occupancy at 840 First Street, NE, which is located in Washington, D.C., Redland Corporate Center, which is located in Maryland, Three Flint Hill, which is located in Northern Virginia, and Norfolk Commerce Park, which is located in Southern Virginia. For the twelve months ended December 31, 2014, Same-Property NOI for the Washington, D.C. region decreased compared with the same period in 2013 due to a decrease in occupancy at 1211 Connecticut Avenue, NW, which more than offset the increase in occupancy at 840 First Street, NE.

A reconciliation of net income (loss) to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of our properties, as well as additional information regarding our results of operations, and our definition of “strategic hold,” “value add” and “non-core” as they relate to our portfolio, can be found in our Fourth Quarter 2014 Supplemental Financial Information Report, which is posted on our website, www.first-potomac.com.

Earnings Release - Continued

Dispositions

In the second quarter of 2014, we prospectively adopted new accounting standards that impact the presentation of the results of operations of disposed properties and properties classified as held-for-sale at the balance sheet date. In accordance with the new accounting standards, the disposal of a property or group of properties that represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results will have its operating results reflected within discontinued operations for all periods presented on the consolidated statements of operations. All other disposed properties or groups of properties will have its operating results reflected within continuing operations on the consolidated statements of operations for all periods presented.

On October 16, 2014, we sold Owings Mills Business Park, a four-building, 180,500 square foot business park located in Owings Mills, Maryland, for net proceeds of $12.4 million. We recorded an impairment charge of $4.0 million in the second quarter of 2014. We had previously sold two separate buildings at Owings Mills Business Park in 2012. Proceeds from the sale were used to pay down outstanding debt. The operating results and impairment of Owings Mills Business Park are reflected in continuing operations in our consolidated statements of operations for each of the periods presented in this press release.

Consistent with our previously disclosed capital recycling strategy, effective as of February 9, 2015, we entered into a binding contract to sell our Richmond, Virginia portfolio, which includes Chesterfield Business Center, Hanover Business Center, Park Central and Virginia Technology Center and in the aggregate is comprised of 19 buildings totaling 828,000 square feet. We anticipate closing the sale in the first half of 2015. However, we can provide no assurances regarding the timing or pricing of the sale of the Richmond Portfolio, or that the sale will occur at all. With the sale of our Richmond portfolio, we will no longer own any properties in the Richmond area and will have made a strategic shift away from the Richmond market. In accordance with the recently adopted accounting policies, our Richmond portfolio was classified as held-for-sale at December 31, 2014 and the operating results were reflected within discontinued operations for each of the periods presented in this press release.

America’s Square Mezzanine Loan

On January 27, 2015, the owners of America’s Square, a 461,000 square foot office complex located in Washington, D.C., gave notice of their intent to prepay, on or about February 24, 2015, a mezzanine loan which has an outstanding balance of $29.7 million. We provided the owners of America’s Square a $30.0 million loan in April 2011, which was secured by a portion of the owner’s interest in the property. The loan had a fixed-interest rate of 9.0% and was scheduled to mature on May 1, 2016. We expect to receive a yield maintenance payment of $2.4 million with the repayment of the loan. The proceeds from the loan repayment will be used to pay down a portion of the outstanding balance of our unsecured revolving credit facility.

Financing Activity

On October 16, 2014, our 97% owned consolidated joint venture repaid a $22.0 million loan that was subject to a 5.0% interest rate floor. The loan encumbered the Storey Park land which is located in Washington, D.C. Simultaneously with the repayment, the joint venture entered into a new $22.0 million loan with a variable-interest rate of LIBOR plus 2.50%. The new loan requires interest only payments, has a maturity date of October 16, 2016, with a

Earnings Release - Continued

one-year extension at our option, and is repayable in full without penalty at any time during the term of the loan.

On November 12, 2014, our 51% owned unconsolidated joint venture repaid a $48.3 million mortgage loan that encumbered Prosperity Metro Plaza, a two-building, 327,000 square-foot office building located in Merrifield, Virginia. Simultaneously with the repayment, the joint venture entered into a new $50.0 million mortgage loan that has a fixed-interest rate of 3.91%. The new loan requires interest only payments through December 2024, at which time the loan requires principal and interest payments through its maturity date. The loan has a maturity date of December 1, 2029 and is repayable in full without penalty on or after June 1, 2029.

Balance Sheet

We had $813.6 million of debt outstanding at December 31, 2014, of which $254.4 million was fixed-rate debt ($3.5 million of our fixed-rate debt is included within “Liabilities held-for-sale” on our consolidated balance sheet), $300.0 million was hedged variable-rate debt and $259.2 million was unhedged variable-rate debt.

Dividends

On January 27, 2015, we declared a dividend of $0.15 per common share, equating to an annualized dividend of $0.60 per common share. The dividend was paid on February 17, 2015 to common shareholders of record as of February 10, 2015. We also declared a dividend of $0.484375 per share on our Series A Preferred Shares. The dividend was paid on February 17, 2015 to preferred shareholders of record as of February 10, 2015.

Core FFO Guidance

We issued our full-year 2015 Core FFO guidance of $0.92 to $0.98 per diluted share. The following is a summary of the assumptions that we used in arriving at our guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges
Portfolio NOI(1)	$105,500	—	$108,500
Interest and Other Income(2)	$4,000	—	$4,500

FFO from Unconsolidated Joint Ventures	$5,000	—	$5,500

Interest Expense(3)	$27,000	—	$29,000

G&A	$19,500	—	$20,500

Preferred Dividends	$ 12,400

Weighted Average Shares and Units	60,750	—	61,250

Year-End Occupancy	90.0%	—	92.0%
Same Property NOI Growth - Accrual Basis (4)	1.0%	—	2.5%

(1)
The range assumes the Richmond portfolio is sold late in the first quarter of 2015. This is solely an assumption for the purposes of providing guidance. We can provide no assurances regarding the timing or pricing of the sale of the Richmond portfolio, or that the sale will occur at all. No additional acquisitions or dispositions are assumed.

(2)	The range excludes the yield maintenance fee of $2.4 million related to the repayment of the America’s Square mezzanine loan, which we expect to receive on or about February 24, 2015.

(3)
Assumes proceeds from the sale of the Richmond Portfolio are used to repay amounts outstanding under our unsecured revolving credit facility. Proceeds from the America’s Square mezzanine loan repayment will be used to pay down a portion of the outstanding unsecured revolving credit facility balance.

(4)	Assumes the Richmond portfolio is the only 2015 disposition.

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Our guidance is also based on a number of other assumptions, many of which are outside our control and all of which are subject to change. We may change our guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2015	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.12)	$(0.09)
Real estate depreciation(1)	1.04	1.05
Net gain attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	—	0.02
Core FFO per diluted share	$0.92	$0.98

(1)	Includes our pro-rata share of depreciation from our unconsolidated joint ventures and depreciation related to our assumption for disposed properties.

(2)	Items excluded from Core FFO consist of the gains or losses associated with disposed properties, and prepayment penalties associated with the America’s Square mezzanine loan repayment.

Investor Conference Call and Webcast

We will host a conference call on February 20, 2015 at 9:00 AM ET to discuss fourth quarter and full-year 2014 results, and our 2015 Core FFO guidance in greater detail. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 Noon ET on February 20, 2015, until midnight ET on February 27, 2015. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 13595312.

A live broadcast of the conference call will also be available online at our website, www.first-potomac.com, on February 20, 2015, beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. As of December 31, 2014, our consolidated portfolio totaled 8.8 million square feet. Based on annualized cash basis rent, our portfolio consists of 60% office properties and 40% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified, with the potential for another 700,000 square feet in future development projects. Approximately half of the portfolio's multi-story office square footage is LEED or Energy Star Certified. FPO common shares (NYSE: FPO) and preferred shares (NYSE: FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations - Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and

Earnings Release - Continued

joint ventures. We also exclude any depreciation and amortization related to third parties from our consolidated joint ventures from our FFO calculation.

We consider FFO a useful measure of performance for an equity real estate investment trust (“REIT”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance. We also consider FFO an appropriate performance measure given its wide use by investors and analysts. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. We present FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding common Operating Partnership units for the periods presented.

Core FFO - Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, legal costs associated with the informal SEC inquiry, personnel separation costs, contingent consideration charges and acquisition costs.

Our presentation of FFO in accordance with the NAREIT white paper, or presentation of Core FFO, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity. Our FFO and Core FFO calculations are reconciled to net income (loss) in our Consolidated Statements of Operations included in this release.

NOI - We define net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of our property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and business park properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI and, accordingly, our NOI may not be comparable to other REITs. Our NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI - Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the consolidated properties owned by us and in-service for the entirety of the periods compared, is a primary performance measure we use to assess the results of operations at our properties. As an indication of our operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of our

Earnings Release - Continued

Same-Property NOI to net income from our consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, we eliminate depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release, including statements regarding our 2015 Core FFO guidance and related assumptions, potential sales and the timing of such sales, and future acquisition and growth opportunities, are subject to various risks and uncertainties. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include changes in general or regional economic conditions; our ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; our ability to complete acquisitions on acceptable terms; our ability to manage our current debt levels and repay or refinance our indebtedness upon maturity or other required payment dates; our ability to maintain financial covenant compliance under our debt agreements; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any impact of the informal inquiry initiated by the U.S. Securities and Exchange Commission (the “SEC”); our ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying our earnings and Core FFO guidance and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the SEC. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Rental	$34,260	$30,029	$128,226	$118,337
Tenant reimbursements and other	8,668	7,488	33,426	30,478
Total revenues	42,928	37,517	161,652	148,815
Operating expenses:
Property operating	10,427	10,081	43,252	38,280
Real estate taxes and insurance	4,928	3,942	17,360	16,074
General and administrative	5,787	5,380	21,156	21,979
Acquisition costs	14	429	2,681	602
Depreciation and amortization	17,439	14,354	61,796	54,567
Impairment of rental property	—	—	3,956	—
Contingent consideration related to acquisition of property	—	(287)	—	(213)
Total operating expenses	38,595	33,899	150,201	131,289
Operating income	4,333	3,618	11,451	17,526
Other expenses (income):
Interest expense	6,812	6,025	24,696	32,803
Interest and other income	(1,687)	(1,573)	(6,799)	(6,373)
Equity in (earnings) losses of affiliates	(390)	101	(775)	47
Loss on debt extinguishment/ modification	—	1,486	—	1,810
Gain on sale of rental property	—	—	(21,230)	—
Total other expenses (income)	4,735	6,039	(4,108)	28,287
(Loss) income from continuing operations	(402)	(2,421)	15,559	(10,761)
Discontinued operations:
Income (loss) from operations	505	(1,320)	146	6,793
Loss on debt extinguishment	—	—	—	(4,414)
Gain on sale of rental property	—	—	1,338	19,363
Income (loss) from discontinued operations	505	(1,320)	1,484	21,742
Net income (loss)	103	(3,741)	17,043	10,981
Less: Net loss (income) attributable to noncontrolling interests	128	288	(199)	93
Net income (loss) attributable to First Potomac Realty Trust	231	(3,453)	16,844	11,074
Less: Dividends on preferred shares	(3,100)	(3,100)	(12,400)	(12,400)
Net (loss) income attributable to common shareholders	$(2,869)	$(6,553)	$4,444	$(1,326)

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net (loss) income attributable to common shareholders	$(2,869)	$(6,553)	$4,444	$(1,326)
Depreciation and amortization:
Rental property	17,439	14,354	61,796	54,567
Discontinued operations	809	1,331	3,662	8,937
Unconsolidated joint ventures	1,159	1,323	4,466	5,323
Consolidated joint ventures	—	(13)	—	(163)
Impairment of rental property	—	2,171	3,957	4,092
Gain on sale of rental property	—	—	(22,568)	(19,363)
Net (loss) income attributable to noncontrolling interests in the Operating Partnership	(128)	(290)	199	(74)
Funds from operations available to common shareholders	$16,410	$12,323	$55,956	$51,993

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Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Funds from operations (FFO)	$19,510	$15,423	$68,356	$64,393
Less: Dividends on preferred shares	(3,100)	(3,100)	(12,400)	(12,400)
FFO available to common shareholders	16,410	12,323	55,956	51,993
Personnel separation costs	—	—	—	1,777
Loss on debt extinguishment	—	1,485	—	6,224
Deferred abatement and straight-line amortization	—	—	1,045	(1,567)
Acquisition costs	14	429	2,681	602
Contingent consideration related to acquisition of property	—	(287)	—	(213)
Legal costs associated with informal SEC inquiry	—	—	—	391
Core FFO	$16,424	$13,950	$59,682	$59,207
Basic and diluted earnings per common share:
(Loss) income from continuing operations available to common shareholders	$(0.06)	$(0.09)	$0.05	$(0.41)
Income (loss) from discontinued operations available to common shareholders	0.01	(0.02)	0.02	0.38
Net (loss) income available to common shareholders	$(0.05)	$(0.11)	$0.07	$(0.03)
Weighted average common shares outstanding:
Basic	58,188	58,061	58,150	55,034
Diluted	58,188	58,061	58,220	55,034
FFO available to common shareholders per share – basic and diluted	$0.27	$0.20	$0.92	$0.90
Core FFO per share – diluted	$0.27	$0.23	$0.98	$1.03
Weighted average common shares and units outstanding:
Basic	60,819	60,657	60,780	57,630
Diluted	60,898	60,697	60,851	57,706

Earnings Release - Continued

Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets:
Rental property, net	$1,288,873	$1,144,455
Assets held-for-sale	59,717	106,468
Cash and cash equivalents	13,323	8,740
Escrows and reserves	2,986	7,673
Accounts and other receivables, net of allowance for doubtful accounts of $1,207 and $1,181, respectively	10,587	12,384
Accrued straight-line rents, net of allowance for doubtful accounts of $104 and $92, respectively	34,226	29,531
Notes receivable, net	63,679	54,696
Investment in affiliates	47,482	49,150
Deferred costs, net	43,991	42,311
Prepaid expenses and other assets	7,712	8,261
Intangible assets, net	45,884	38,791
Total assets	$1,618,460	$1,502,460
Liabilities:
Mortgage loans	$305,139	$270,167
Unsecured term loan	300,000	300,000
Unsecured revolving credit facility	205,000	99,000
Liabilities held-for-sale	4,562	5,541
Accounts payable and other liabilities	41,113	41,296
Accrued interest	1,720	1,663
Rents received in advance	7,971	5,898
Tenant security deposits	5,891	4,861
Deferred market rent, net	2,827	1,522
Total liabilities	874,223	729,948
Noncontrolling interests in the Operating Partnership	33,332	33,221
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 shares issued and outstanding	160,000	160,000
Common shares, $0.001 par value, 150,000 shares authorized; 58,815 and 58,704 shares issued and outstanding, respectively	59	59
Additional paid-in capital	913,282	911,533
Noncontrolling interests in a consolidated partnership	898	781
Accumulated other comprehensive loss	(3,268)	(3,836)
Dividends in excess of accumulated earnings	(360,066)	(329,246)
Total equity	710,905	739,291
Total liabilities, noncontrolling interests and equity	$1,618,460	$1,502,460

Earnings Release - Continued

Same-Property Analysis
(unaudited, dollars in thousands)

Same Property NOI(1)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Total base rent	$29,382	$28,891	$113,416	$111,513
Tenant reimbursements and other	7,147	6,764	28,374	26,699
Property operating expenses	(8,479)	(9,252)	(35,494)	(34,788)
Real estate taxes and insurance	(3,919)	(3,733)	(14,852)	(14,490)
Same-Property NOI - accrual basis	24,131	22,670	91,444	88,934

Straight-line revenue, net	(367)	(478)	(1,363)	(1,458)
Deferred market rental revenue, net	(11)	49	(79)	119
Same-Property NOI - cash basis	$23,753	$22,241	$90,002	$87,595

Change in same-property NOI - accrual basis	6.4%		2.8%
Change in same-property NOI - cash basis	6.8%		2.7%

Same-property percentage of total portfolio (sf)	84.4%		82.9%

Reconciliation of Consolidated NOI to Same-Property NOI	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Total revenues	$42,928	$37,517	$161,652	$148,815
Property operating expenses	(10,427)	(10,081)	(43,252)	(38,280)
Real estate taxes and insurance	(4,928)	(3,942)	(17,360)	(16,074)
NOI	27,573	23,494	101,040	94,461
Less: Non-same property NOI(2)	(3,442)	(824)	(9,596)	(5,527)
Same-Property NOI - accrual basis	$24,131	$22,670	$91,444	$88,934

Change in Same-Property NOI (accrual basis)
By Region	Three Months Ended December 31, 2014	Percentage of Base Rent	Twelve Months Ended December 31, 2014	Percentage of Base Rent
Washington, D.C.	2.6%	15%	(2.6)%	15%
Maryland	8.5%	30%	4.7%	29%
Northern Virginia	7.7%	35%	3.3%	36%
Southern Virginia	4.4%	20%	4.3%	20%

By Type
Business Park/Industrial	8.9%	39%	6.1%	40%
Office	4.6%	61%	0.4%	60%

(1)
Same-property comparisons are based upon those consolidated properties owned and in-service for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties that were owned as of December 31, 2014: 440 First Street, NW, Storey Park, 1401 K Street, NW, 1775 Wiehle Avenue, 11 Dupont Circle, NW, and the Richmond Portfolio (Chesterfield Business Center, Hanover Business Center, Park Central and Virginia Technology Center), which was classified as held-for-sale as of December 31, 2014. Same-property results for the twelve months ended December 31, 2014 and 2013 also exclude the operating results of a building at Redland Corporate Center.

(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.